Issuer Free Writing Prospectus dated May 13, 2009
Relating to Preliminary Prospectus Supplement Dated May 12, 2009
Filed Pursuant to Rule 433
Registration Statement No. 333-158956
143,000,000 Shares
MGM MIRAGE COMMON STOCK OFFERING

Common stock offered by us in this offering:	143,000,000 shares

Over-allotment option	21,450,000 shares

	Per Share	Total

Public Offering Price:	$7.0000	$1,001,000,000

Underwriting Discount[1]:	$0.2975	$38,288,250

Proceeds, before expenses, to us	$6.7025	$962,711,750

Common stock issued and outstanding after the offering:	419,577,345 shares (no exercise of over-allotment option)

441,027,345 shares (full exercise of over-allotment option)

No treasury shares after the offering

[1]	We have directed the Underwriters to reserve up to 14,300,000 million shares of common stock for sale to Tracinda Corporation, which, as of May 11, 2009, beneficially owned approximately 149 million shares, or approximately 54%, of the then outstanding shares of our common stock. No underwriting discount will apply with respect to such shares.

This Issuer Free Writing Prospectus is qualified in its entirety by reference to the
Preliminary Prospectus Supplement dated May 12, 2009.

Delivery of Shares:	May 19, 2009

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting IDEA on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting any of the following: . Merrill Lynch & Co., 4 World Financial Center, New York, NY Attn: Prospectus Department (phone 212-449-1000), Deutsche Ban Securities, Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, Telephone: (800) 503-4611, J.P. Morgan, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Department, 718-242-8002, Morgan Stanley, Attention Prospectus Department, 180 Varick Street, New York, NY 10014, or UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone +1 (888) 827-7275
This communication should be read in conjunction with the preliminary prospectus supplement, dated May 12, 2009, and the accompanying prospectus, dated May 1, 2007. The information in this communication supersedes the information in the preliminary prospectus supplement and the accompanying prospectus to the extent inconsistent with the information in the preliminary prospectus supplement and the accompanying prospectus.

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